EXHIBIT 99.1

For Immediate Release	Contact: Dan Kelly
January 25, 2007	(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Adjusts Fiscal 2007 EPS Guidance to $2.75 to $2.90

Sanford, North Carolina, January 25, 2007 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its first fiscal quarter ended December 28, 2006.

Total revenues for the first quarter of fiscal 2007 were approximately $1.4 billion, a 5.0% increase from last year’s first quarter. Net income was $125,000, or $0.01 per share on a diluted basis, compared with $33.0 million, or $1.45 per share, a year ago.

Merchandise revenues for the quarter rose 10.3% from a year ago, and were up 1.9% on a comparable store basis. The merchandise gross margin was 37.6%, a 10 basis point improvement from last year’s first quarter. Total merchandise gross profits for the quarter were $131.3 million, a 10.6% increase from a year ago.

Total gallons sold in the quarter increased 14.0% from a year ago, and were up 2.0% on a comparable store gasoline gallons basis. Gasoline revenues rose 3.3%, despite a 9.4% decline in the average retail price per gallon, to $2.21. The gross margin per gallon was 8.6 cents, compared with 21.2 cents a year ago. Gasoline gross profit for the quarter totaled $40.2 million, compared with $86.6 million in last year’s first quarter.

Chairman and Chief Executive Officer Peter J. Sodini said, “As we expected, our first quarter results were significantly affected by unusually low gasoline margins relative to our historical seasonal trends, especially compared with very strong gas margins a year ago. In addition, we faced difficult comparisons in both merchandise and gasoline sales with the post-Hurricane Katrina period a year ago in the Gulf Coast region. We are pleased to report that gasoline margins and comparable store revenue trends improved at the end of the first quarter, and the improvement has carried over so far in our second quarter.”

Mr. Sodini continued, “More importantly, the strategic highlight of the quarter was the exceptional results achieved in our acquisition program, as measured by both the number and the quality of transactions negotiated.”

The Company has now acquired or agreed to acquire 133 convenience stores in Fiscal 2007, more than the 113 acquired during the full 2006 fiscal year. During the first quarter, the Company acquired or agreed to acquire 67 convenience stores. The largest transactions included 24 Sun Stop stores in Florida, Georgia and Alabama; and 16 Angler’s Mini-Mart stores in the Charleston, South Carolina market. In addition, shortly after the end of the quarter, the Company announced a definitive agreement to acquire 66 Petro ExpressTM stores in North Carolina and South Carolina.

“We are particularly pleased with the proposed Petro ExpressTM transaction,” Mr. Sodini noted. “Petro ExpressTM has built a leadership position in the Charlotte metropolitan area, one of the most fundamentally attractive markets in the Southeast. Featuring large, state-of-the-art facilities, the Petro ExpressTM stores generate average revenues substantially above our own average.”

Mr. Sodini concluded, “Including approximately 18 cents of accretion related to the acquisitions we have announced or completed so far this year, we now expect our fiscal 2007 earnings per share to be between $2.75 and $2.90. This guidance range incorporates the assumption that gasoline margins will be more in line with historical trends over the balance of the year. Longer term, we remain focused on consistently growing our merchandise business, optimizing gasoline profits, and strategically expanding the store base to leverage our strong regional market share across the Southeast.”

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Thursday, January 25, 2007 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until February 1, 2007.

Use of Non-GAAP Measure

EBITDA is defined by us as net income before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our operating performance because we believe investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by us may not be comparable to similarly titled measures reported by other companies because such other companies may not calculate EBITDA in the same manner as we do.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of January 18, 2006, the Company operated 1,524 stores in eleven states under select banners, including Kangaroo ExpressSM, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of January 25, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 28, 2006	December 29, 2005
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$349,239	$316,648
Gasoline	1,031,901	998,675

Total revenues	1,381,140	1,315,323
Costs and operating expenses:
Merchandise costs of goods (exclusive of items shown separately below)	217,923	197,912
Gasoline cost of goods (exclusive of items shown separately below)	991,682	912,090
Operating, general and administrative	136,353	118,328
Depreciation and amortization	20,856	17,237

Total costs and operating expenses	1,366,814	1,245,567
Income from operations	14,326	69,756
Other income (expense):
Loss on extinguishment of debt	—	(1,832)
Interest expense	(15,486)	(14,433)
Interest income	1,357	1,044
Miscellaneous	167	159

Total other expense	(13,962)	(15,062)
Income before income taxes	364	54,694
Income tax expense	(239)	(21,723)

Net income	$125	$32,971

Earnings per share:
Net income per diluted share	$0.01	$1.45
Diluted shares outstanding	23,005	22,798
Selected financial data:
EBITDA	$36,706	$88,196
Merchandise gross profit	$131,316	$118,736
Merchandise margin	37.6%	37.5%
Gasoline gallons	466,498	409,093
Gasoline gross profit	$40,219	$86,585
Gasoline margin per gallon (1)	$0.0862	$0.2117
Gasoline retail per gallon	$2.21	$2.44
Comparable store data:
Merchandise sales %	1.9%	5.0%
Gasoline gallons %	2.0%	4.6%
Number of stores:
End of period	1,506	1,401
Weighted-average store count	1,497	1,399

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 28, 2006	September 28, 2006
Assets
Cash and cash equivalents	$110,758	$120,394
Receivables, net	62,586	68,064
Inventories	130,347	140,135
Other current assets	21,793	27,131

Total current assets	325,484	355,724

Property and equipment, net	762,408	745,721
Goodwill, net	446,009	440,681
Other	45,339	45,781

Total assets	$1,579,240	$1,587,907

Liabilities and shareholders’ equity
Current maturities of long-term debt	$2,088	$2,088
Current maturities of lease finance obligations	3,807	3,511
Accounts payable	128,761	139,939
Other accrued liabilities	100,601	111,992

Total current liabilities	235,257	257,530

Long-term debt	601,693	602,215
Lease finance obligations	253,542	240,564
Deferred income taxes	72,417	72,435
Deferred vendor rebates	23,600	23,876
Other	54,278	54,280
Total shareholders’ equity	338,453	337,007

Total liabilities and shareholders’ equity	$1,579,240	$1,587,907

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended
	December 28, 2006	December 29, 2005
EBITDA	$36,706	$88,196
Interest expense and loss on extinguishment of debt	(15,486)	(16,265)
Depreciation and amortization	(20,856)	(17,237)
Provision for income taxes	(239)	(21,723)

Net income	$125	$32,971

Created by 10KWizard www.10KWizard.comSource: PANTRY INC, 8-K, January 25, 2007